EXHIBIT 99.1

Friday, September 26, 2008

NanoViricides - Fireside Chat, Part II

As promised, here is Part II of Fireside Chats with Dr. Eugene Seymour, MD, CEO of NanoViricides. I want to thank Dr. Seymour for his open and candid responsiveness to my questions and his cooperation in getting this information out to the public through the auspices of this blog.

A

About NanoViricides: NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for viral therapy. The Company's novel nanoviricide™ class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. The Company is developing drugs against a number of viral diseases including H5N1 bird flu, seasonal influenza, HIV, EKC/herpes (epidemic kerato-conjunctivitis or severe pink eye disease), hepatitis C, rabies, dengue fever, and Ebola virus, among others. This interview contains forward-looking statements that reflect the Company's current expectation regarding future events. Forward-looking statements involve risks and uncertainties. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the company to be different from those expressed or implied including the success of the Company's research and development efforts, the availability of adequate financing, the successful and timely completion of clinical studies and the uncertainties related to the regulatory process, described in the “Management’s Discussion and Analysis” section of the Company’s Form 10-KSB and other reports and filings with the Securities and Exchange Commission.

Allan: Would you outline the Company’s priorities for the next 12-24 months and what will the competitive landscape be during that time?

Dr. Seymour:

Priorities/Material developments. While we can give no assurance that any of these developments will occur, the Company’s priorities are to:

1) Develop a small-scale prototype pilot production unit within our existing facility. The data from this unit will be given to our production partner to dramatically ramp up production capacity under GMP (good manufacturing practices) conditions (required for Phase II human efficacy trials but not for Phase I human safety trials).

2) Conclude at least one partnership deal for each of the drugs that we would initially like to take to market (this includes the veterinary).

3) Current thinking is that HIV, H5N1, H1N1, rabies and EKC/Herpes of the eye in humans and animals (cats, dogs and horses) will be our initial major focus although this may change depending on the demands of the market. In my estimation, HIV, H1N1 and the eye markets in total are billion dollar plus markets while the rabies drug market is in the range of $300-$500M.

Competitive Landscape

We are aware of no other company operating in the anti-viral field that has the ability to destroy the target virus. Our technology is the result of 15 years of development done by Dr. Diwan.

While H5N1 (Influenza A) has faded from the public consciousness, the virus or its successor mutations continue to represent a threat. An article from the Cornell University newspaper summarizes the current situation. While the article states that no vaccine will work and no one will be immune, it fails to mention that the current treatments will be largely ineffective for two reasons. First, the virus rapidly develops resistance to the drug and secondly, since the virus continues to rapidly mutate, the drugs lose their effectiveness. We do not expect either of these two factors to be operative with our compounds because if the virus mutates away from the attachment mechanism, it also will lose the ability to attach to a cell, thereby rendering the virus ineffective. Essentially, we are currently completely unprotected against the risk of a pandemic.

Allan: What do you say to shareholders who see all the potential of the Company and the prospects for the application of the Company’s products globally but who seek immediate returns on their investment?

Dr. Seymour:

I would ask them to look carefully at their overall investment strategy and consider the risk/reward profile of biotech investing. Biotech investing is not for the faint of heart. I feel that we have a large group of committed investors who are holding their stock, awaiting the consummation of a major event. I will do everything I can to not disappoint them.

Lastly, a word about the studies. I quite frequently get asked why studies take so long to both start and end. Most people don’t realize that the time from the signing of the initial contracts to the actual start of the study can range anywhere from 3 months to 12 months. A notable exception was the HIV study done earlier this year in Boston. In that instance, we had started on the contractual talks months before we even planned to begin. When I saw that the second HIV vaccine trial had failed, I asked our researcher how soon he could start. From the time we gave him the go-ahead to the time he started was 72 hours. This was because the virus was on hand, the BSL-3 laboratory was available, research animals were available, he was able to pull together staff quite quickly and all the contracts had been signed and the committee approvals were in hand. Fortunately, all of the initial legwork had been done!

Some last minute thoughts:

In my mind the HIV results reported over the summer were extremely significant. We have met with the government agency that’s intimately involved with HIV. We are working with them to redesign the protocol for a repeat study that looks more carefully at both virus in the circulation as well as residual virus hidden within the immune system cells. There were some very interesting findings in those areas that must be confirmed before being reported. Our plan is to have the new protocol designed by the end of October. This timetable is predicated upon coordinating the schedules of at least five different scientists, both in our Company and at the government agency. The repeat HIV study should then start after that.

The veterinary market appears to be a potential source of more immediate commercial income. Herpetic keratitis, a herpes infection of the eye in animals is thought to be a very large market. The barriers to entry are much lower than those of the human market. Look at this website of the FDA. We are now investigating what additional safety studies are necessary in order to apply for “conditional approval” in the animal anti-keratitis eye drug market. If this approval is received, we then have 5 years to prove efficacy.

http://www.fda.gov/cvm/minortoc.htm